UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2018
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)
4655 Great America Parkway, Suite 300
Santa Clara, California 95054
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 12, 2018, Telenav, Inc. (the “Company”) announced that Michael W. Strambi will resign from his position as Chief Financial Officer of the Company, effective January 2, 2019 (the “Scheduled Date”). Mr. Strambi will continue to serve as the Company’s Chief Financial Officer until the Scheduled Date, or if earlier, the actual date of Mr. Strambi’s termination as an employee of the Company (the “Termination Date”) (such period of time, the “Transition Period”). The Company has commenced a search for a new chief financial officer.
In connection with Mr. Strambi’s transition, the Company entered into a transition agreement and release with Mr. Strambi on September 11, 2018 (the “Transition Agreement”) and a consulting agreement with Mr. Strambi on September 11, 2018 (the “Consulting Agreement”). The Transition Agreement entitles Mr. Strambi to continued salary and benefits, other than certain bonuses as described below, during the Transition Period. Pursuant to the Transition Agreement, Mr. Strambi will not be eligible to receive any bonuses under the Company’s bonus plan or plans as may be in effect from time to time. Instead, Mr. Strambi will receive a one-time bonus of $100,000, subject to applicable withholdings and other deductions, payable on January 3, 2019, if he continues in his current position through the Scheduled Date; provided, however, that in the event that the Termination Date occurs before the Scheduled Date, Mr. Strambi will not be eligible to receive the one-time bonus. Pursuant to the Transition Agreement, if Mr. Strambi’s employment is terminated by the Company after the earlier of the date of the Company’s 2018 annual meeting of stockholders or November 30, 2018, he will not be entitled to receive the severance as described in his employment agreement dated March 28, 2012 (the “Strambi Employment Agreement”). Instead, if the Company terminates Mr. Strambi’s employment in the time period between such date and the Scheduled Date for other than cause, death or disability and apart from a change of control, Mr. Strambi would be entitled to receive $100,000. The Transition Agreement includes a release of claims by Mr. Strambi in favor of the Company.
Pursuant to the Consulting Agreement, Mr. Strambi will provide consulting services to the Company upon the termination of his employment through June 30, 2019 (the “Consulting Period”), to assist with the transition of his duties and responsibilities. While Mr. Strambi provides such consulting services, he will receive a consulting fee of $10,000 per month. Mr. Strambi is not entitled to receive any Company-sponsored benefits from the Company during the Consulting Period.

As of the Termination Date, Mr. Strambi’s then unvested options and restricted stock units will terminate, and his vested options will continue to be outstanding and available for exercise. The post-termination exercise period of such vested options will not begin to run until the Consulting Agreement terminates.
The foregoing descriptions of the Transition Agreement and the Consulting Agreement are summary in nature and do not purport to be complete. A copy of the Transition Agreement and the Consulting Agreement, which is an exhibit to the Transition Agreement, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: September 12, 2018	By: /s/ Salman Dhanani
Name: Salman Dhanani
Title: Co-President, Automotive
Business Unit